Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-67082) of Alfa Corporation of our report dated June 27, 2007 relating to the financial statements of the Savings and Profit Sharing Plan and Trust Agreement of Alfa Mutual Insurance Company, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
June 27, 2007